EXHIBIT 16.1

December 15, 2006

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on December 15, 2006, to be filed by our former client, Boundless Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BP Audit Group, PLLC